Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: October 25, 2007 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer 989-466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2007 RESULTS

Highlights Include:

•	Earnings per share (diluted) of $0.33 for the third quarter and $1.00 for first nine months of 2007, compared to $0.41 and $1.22 respectively for 2006
•	Net charge-offs at 0.09% annualized for the third quarter and 0.10% annualized for the nine-months of 2007
•	Stabilized net interest margin at 3.89% including 0.08% drag from funding costs of ICNB purchase
•	Third quarter 2007 results include $104,000 after tax loss on disposition of real estate brokerage business
•	Successful integration progress with ICNB/Firstbank - West Michigan

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.33 for the third quarter of 2007 compared to $0.41 in the third quarter of 2006. Net income was $2,415,000 for the quarter ended September 30, 2007, compared to $2,717,000 for the quarter ended September 30, 2006. Returns on average assets and average equity for the third quarter of 2007 were 0.71% and 8.2%, respectively, compared with 0.99% and 11.2%, respectively, in the third quarter of 2006. A loss of $104,000 after tax on the final disposition of Firstbank’s interest in the real estate brokerage company C.A. Hanes was included in third quarter results. This factor, combined with the stabilized but low net interest margin and continuing weak mortgage activity, led to the decline in earnings and profitability compared to year-ago periods. All per share amounts are fully diluted and have been adjusted to reflect the 5% stock dividend paid in December of 2006.

Earnings per share of $1.00 for the first nine months of 2007 decreased 18.0% compared to the first nine months of 2006. Net income was $6,820,000 for the nine months ended September 30, 2007, down 15.2% from the $8,040,000 for the nine months ended September 30, 2006. Returns on average assets and average equity for the first nine months of 2007 were 0.78% and 8.9%, respectively, compared with 1.02% and 11.4%, respectively, in the first nine months of 2006. Provision expense in the first nine months of 2007 was $241,000, including some unique amounts in the first and second quarters, and a more normal level in the third quarter. The unique amounts have been reported previously and were a negative provision related to the pay-off of a loan which had specific reserves in the first quarter, and a $500,000 specific reserve established for a different credit in the second quarter.

Balance sheet comparisons to prior periods are affected by the acquisition of ICNB Financial Corporation on July 1, 2007, and the inclusion in the consolidated totals of its bank Firstbank – West Michigan, which had assets of $239.8 million at September 30, 2007. Total assets at September 30, 2007, were $1.4 billion, an increase of 26.0% over the year-ago period. Total portfolio loans of $1.117 billion were 22.4% above the level at September 30, 2006. Excluding the loans of Firstbank – West Michigan, total portfolio loans grew 2.8%, reflecting the sluggish economy in Michigan and the payoff of certain credits. Total deposits as of September 30, 2007, were $1.004 billion compared to $820 million at September 30, 2006. Excluding the deposits of Firstbank – West Michigan, total deposits grew 1.9%. Firstbank exhibited success in growing core deposits, as total deposits excluding wholesale deposits and excluding Firstbank – West Michigan deposits, increased 6.1%.

Firstbank’s net interest margin, at 3.89% in the third quarter of 2007, decreased by 2 basis points from the 3.91% level for the second quarter of 2007 and was 26 basis points lower than the 4.15% level in the third quarter of 2006. The impact of interest expense on funds used to purchase ICNB Financial reduced the net interest margin by 8 basis points in the third quarter, indicating that the underlying net interest margin would have increased without this factor. While the underlying net interest margin showed stability and some improvement from the second to the third quarter, the 50 basis point reduction in the prime rate on September 17th had the immediate effect of reducing yields on loans tied to prime, while rates for deposit costs will adjust more slowly. The flat to negative yield curve in the 1-day to 5-year range continues to result in reduced spreads between funding costs and earning asset yields compared to past years.

Mr.     Sullivan stated, “We recognize that during this economic cycle nationally, and especially in the state of Michigan, earnings will be under pressure. While our net interest margin is narrower than we would like, it improved from the second quarter to the third quarter when adjusting for the impact of funding the ICNB purchase. We are continuing to focus our efforts on asset quality, managing our banks, and growing our franchise. We have been very pleased with the integration of ICNB Financial and the cooperation and enthusiasm of their management and employees. Our people worked very hard to complete a challenging data processing conversion during the quarter, and overall we are on track with our expectations. The fit of their market areas with our other banks is very good.

“The third quarter was uneventful for us in terms of changes affecting the credits we watch most closely, and we feel that we are managing our credit quality well. However, given the problems being reported by other financial institutions in the state, we are being intentionally cautious, and believe it prudent to maintain adequate loan loss reserves and strong capital. It is also our intention to maintain maximum flexibility within our capital accounts during these difficult times, and as a result, have determined not to issue a stock dividend at year end 2007. The new shares issued in a stock dividend require a large transfer within the capital accounts from retained earnings to common stock and increase both direct and indirect expenses which are difficult to justify in this operating environment.

“Additionally we took another step toward eliminating non-productive ventures in real estate with the sale of our interest in C.A. Hanes Realty during the quarter. Our goal is to emerge from these times with a growing and loyal customer base, efficient and effective operations, highly competitive products and services, and a multi-bank structure that helps us differentiate our service to the benefit of our customers and retain and motivate our highly competent team of bankers.”

Comparisons of the income statement to prior periods are affected by the acquisition of ICNB Financial. The major data processing conversion was completed in September. As a result third quarter expenses include costs associated with conversion of processes and systems, while the savings to be achieved through the consolidation of backroom functions and staff reductions will not be fully realized until future quarters. Firstbank Corporation’s non-interest income increased 24.4% in the third quarter of 2007 compared to the second quarter of 2007. Gain on sale of mortgage loans increased 14.1% in the third quarter compared to the second quarter and was 23.7% above the year-ago level. In the third quarter of 2007, total non-interest expense increased 24.2% from the second quarter. Firstbank continues to balance expense control efforts with investments in technology, training, and branch expansion. Firstbank – West Michigan opened a new branch office in Hastings, Michigan, in late June, and Keystone Community Bank opened a new office in Paw Paw, Michigan, in September of 2007.

During the third quarter of 2007, Firstbank negotiated and completed the sale of its 55% interest in the real estate brokerage company, C.A. Hanes. An after tax loss on the sale of $104,000, was recorded in the third quarter of 2007, and the pre-tax loss amount of $158,000 was included in non-interest expense.

Provision expense in the third quarter of $223,000 decreased from $739,000 in the second quarter. Provision expense in the second quarter had been increased as a result of establishing the specific reserve mentioned above. No significant specific reserves had to be established in the third quarter. At September 30, 2007, the ratio of the allowance for loan losses to loans was 1.06%, up from 1.03% at June 30, 2007.

Net charge-offs were $249,000 in the third quarter of 2007, or 0.09% of average loans on an annualized basis. For the year-to-date, net charge-offs of $732,000 annualized to 0.10% of average loans and were 50% below the year-ago level. The ratio of non-performing loans (including loans past due over 90 days) to loans rose three basis points to 1.00% at September 30, 2007, compared to 0.97% as of June 30, 2007. The ratio of nonperforming loans and other real estate owned to loans and other real estate owned increased from 1.17% at June 30, 2007, to 1.30% at September 30. This increase was almost entirely due the inclusion of the newly acquired bank in the consolidated results. Firstbank Corporation was well aware of the other real estate owned position of ICNB and took appropriate steps to insure proper valuations of properties as they came onto the consolidated balance sheet. Management has been successful in decreasing the other real estate owned position since the date of acquisition.

Shareholders’ equity increased 19.1% in the third quarter of 2007, and was 22.7% above the level at September 30, 2006. The ratio of average equity to average assets stood at 8.7% in the third quarter of 2007 – a level consistent over past years and indicating that strong equity capital has been maintained as the company has grown. Firstbank repurchased 103,100 shares in the third quarter of 2007.

Firstbank Corporation, headquartered in Alma, Michigan, is a seven bank financial services company with assets of $1.4 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30 2007	Jun 30 2007	Dec 31 2006	Sep 30 2006

ASSETS

Cash and cash equivalents:
Cash and due from banks	$33,713	$31,305	$32,084	$29,194
Short term investments	20,695	16,192	24,853	6,703

Total cash and cash equivalents	54,408	47,497	56,937	35,897

Securities available for sale	97,832	73,407	69,125	71,900
Federal Home Loan Bank stock	7,684	6,061	5,924	6,137
Loans:
Loans held for sale	311	628	1,120	1,236
Portfolio loans:
Commercial	222,249	198,637	194,810	205,424
Commercial real estate	329,638	267,474	286,249	295,172
Residential mortgage	391,845	299,456	284,137	279,883
Real estate construction	93,278	89,173	81,218	67,743
Consumer	79,506	64,840	63,106	64,142

Total portfolio loans	1,116,516	919,580	909,520	912,364
Less allowance for loan losses	(11,821)	(9,501)	(9,966)	(10,689)

Net portfolio loans	1,104,695	910,079	899,554	901,675

Premises and equipment, net	27,412	20,179	20,232	19,916
Goodwill	35,193	19,819	20,094	20,094
Other intangibles	5,988	2,723	3,045	3,206
Other assets	28,471	19,055	19,061	20,600

TOTAL ASSETS	$1,361,994	$1,099,448	$1,095,092	$1,080,661

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$148,682	$128,651	$131,942	$121,320
Interest bearing accounts:
Demand	217,678	155,085	161,228	168,597
Savings	153,214	137,263	127,301	129,578
Time	447,690	363,673	350,710	332,849
Wholesale CD's	37,223	41,074	64,245	67,554

Total deposits	1,004,487	825,746	835,426	819,898

Securities sold under agreements to
repurchase and overnight borrowings	53,155	42,897	35,179	36,350
FHLB Advances and notes payable	130,982	97,370	94,177	93,703
Subordinated Debt	36,084	20,620	20,620	20,620
Accrued interest and other liabilities	19,449	13,894	13,617	14,075

Total liabilities	1,244,157	1,000,527	999,019	984,646

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	110,862	93,119	91,652	86,108
Retained earnings	6,764	6,026	4,552	10,047
Accumulated other comprehensive income/(loss)	211	(224)	(131)	(140)

Total shareholders' equity	117,837	98,921	96,073	96,015

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,361,994	$1,099,448	$1,095,092	$1,080,661

Common stock shares issued and outstanding	7,374,060	6,555,767	6,484,202	6,529,662
Principal Balance of Loans Serviced for Others ($mil)	$516.0	$471.2	$472.0	$472.3

Asset Quality Ratios:
Non-Performing Loans / Loans^	1.00%	0.97%	0.47%	0.43%
Non-Perf. Loans + OREO / Loans^ + OREO	1.30%	1.17%	0.65%	0.85%
Non-Performing Assets / Total Assets	1.07%	0.98%	0.54%	0.72%
Allowance for Loan Loss as a % of Loans^	1.06%	1.03%	1.10%	1.17%
Allowance / Non-Performing Loans	106%	106%	234%	271%

Quarterly Average Balances:
Total Portfolio Loans^	$1,102,696	$916,775	$915,191	$914,979
Total Earning Assets	1,227,061	1,012,900	999,225	995,226
Total Shareholders' Equity	117,158	98,398	95,761	95,844
Total Assets	1,352,024	1,097,337	1,083,518	1,082,031
Diluted Shares Outstanding	7,391,851	6,545,229	6,543,831	6,593,801

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Nine Months Ended:

	Sep 30 2007	Jun 30 2007	Sep 30 2006	Sep 30 2007	Sep 30 2006

Interest income:
Interest and fees on loans	$20,817	$17,042	$17,366	$54,657	$49,897
Investment securities
Taxable	921	686	552	2,233	1,605
Exempt from federal income tax	363	267	245	900	734
Short term investments	334	269	110	914	297

Total interest income	22,435	18,264	18,273	58,704	52,533

Interest expense:
Deposits	7,892	6,589	6,066	20,988	16,473
Notes payable and other borrowing	2,808	2,001	2,000	6,786	5,786

Total interest expense	10,700	8,590	8,066	27,774	22,259

Net interest income	11,735	9,674	10,207	30,930	30,274
Provision for loan losses	223	739	213	241	598

Net interest income after provision for loan losses	11,512	8,935	9,994	30,689	29,676

Noninterest income:
Gain on sale of mortgage loans	428	375	346	1,127	956
Service charges on deposit accounts	1,290	994	955	3,228	2,893
Gain (loss) on sale of securities	0	0	0	(130)	7
Mortgage servicing	141	130	128	416	332
Other	1,119	895	1,055	2,963	3,577

Total noninterest income	2,978	2,394	2,484	7,604	7,765

Noninterest expense:
Salaries and employee benefits	5,744	4,827	4,589	15,301	13,774
Occupancy and equipment	1,597	1,326	1,290	4,274	3,793
Amortization of intangibles	332	436	168	929	504
FDIC insurance premium	61	25	24	110	77
Other	3,408	2,354	2,496	8,191	7,655

Total noninterest expense	11,142	8,968	8,567	28,805	25,803
Income before federal income taxes	3,348	2,361	3,911	9,488	11,638
Federal income taxes	933	614	1,194	2,668	3,598

Net Income	$2,415	$1,747	$2,717	$6,820	$8,040

Fully Tax Equivalent Net Interest Income	$11,969	$9,855	$10,354	$31,522	30,728

Per Share Data:
Basic Earnings	$0.33	$0.27	$0.41	$1.00	$1.22
Diluted Earnings	$0.33	$0.27	$0.41	$1.00	$1.22
Dividends Paid	$0.225	$0.225	$0.214	$0.675	$0.638

Performance Ratios:
Return on Average Assets*	0.71%	0.65%	0.99%	0.78%	1.02%
Return on Average Equity*	8.2%	7.2%	11.2%	8.9%	11.4%
Net Interest Margin (FTE) *	3.89%	3.91%	4.15%	3.90%	4.18%
Book Value Per Share+	$15.98	$15.24	$14.70	$15.98	$14.70
Average Equity/Average Assets	8.7%	9.0%	8.9%	8.8%	8.9%
Net Charge-offs	$249	$319	$1,144	$732	$1,467
Net Charge-offs as a % of Average Loans^*	0.09%	0.14%	0.50%	0.10%	0.22%

* Annualized
+ Period End
^ Total loans less loans held for sale